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                                                                    EXHIBIT 2.20

To: Wells Fargo HSBC Trade Bank N.A.

                      JAMES HARDIE INTERNATIONAL FINANCE BV
                364 DAY STANDBY LOAN AGREEMENT - EXTENSION LETTER

We refer to the Loan Agreement (the "Agreement") dated 20 July 2000, as novated and amended on 27 August 2001 and 12 December 2002, made between ourselves, James Hardie International Finance BV as borrower, and James Hardie Industries NV as Guarantor, and yourselves as Lender.

Pursuant to clause 6 of the Agreement, we kindly request that the Final Maturity Date in respect of the Agreement be extended to a date 364 days after the current Review Date under the Agreement. The extended Final Maturity Date would be 30 April 2005.

The current Review Date is 30 April 2004. The next Review Date is 30 October
2004.

Signed for and on behalf of JAMES HARDIE INTERNATIONAL FINANCE BV

By /s/ Folkert H Zwinkels   (Responsible Officer)           Dated: 20 April 2004
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Signed for JAMES HARDIE INDUSTRIES NV

By /s/ Peter Macdonald      (Responsible Officer)           Dated: 20 April 2004
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We agree to extend our Final Maturity Date in respect of the Facility to 30
April 2005.

Signed for Lender by:

/s/ Kollyn D. Kanz          (Responsible Officer)           Dated: 29 April 2004
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